FOR IMMEDIATE RELEASE                        FOR INFORMATION CONTACT:
                                             Steve Iaco
                                             212-984-6535
                                             HTTP://WWW.INSIGNIAFINANCIAL.COM


                 INSIGNIA FINANCIAL GROUP COMPLETES ACQUISITION
                       OF FRESH MEADOWS APARTMENT COMPLEX

      Acquisition of 3,285 unit Queens, N.Y. Property, in Partnership with
          Witkoff Group, Highlights $750 million in Investment Activity


     GREENVILLE, SOUTH CAROLINA, December 24, 1997 -- Insignia Financial Group, Inc. (IFS:NYSE) today announced that it has completed the acquisition of Fresh Meadows, a 3,285 unit multifamily apartment complex in Queens, New York for $180 million. The property has been purchased by Insignia in partnership with The Witkoff Group, a New York real estate investment company.

     Fresh Meadows is the largest individual real estate asset ever acquired by Insignia. The all cash purchase has been financed through debt provided by Lehman Brothers on a non-recourse basis. The property has been purchased from the John D. and Catherine T. MacArthur Foundation.

     Insignia's residential management subsidiary, Insignia Residential Group, has managed Fresh Meadows for the MacArthur Foundation for the past three years. The acquisition by Insignia allows the company to retain the management of one of the largest and highest profile assets in its New York area portfolio.

     Fresh Meadows is one of the largest and most distinguished community developments in New York City. The 147 acre complex contains 140 low- and high-rise apartment buildings and 426,000 sq. ft. of retail/commercial space. The commercial portion of Fresh Meadows has been acquired by Federal Realty Investment Trust.

     "Fresh Meadows represents an excellent opportunity for us to deploy our capital in an investment that we expect to produce above-market returns," said Andrew L. Farkas, Chairman, President and Chief Executive Officer of Insignia Financial Group, Inc. "At the same time, this acquisition illustrates how our co-investment initiative works hand-in-glove with our strategy of locking in property management assignments on a long-term basis."

     Since launching its co-investment program 18 months ago, Insignia has acquired or facilitated the acquisition of, in aggregate, over $750 million in real estate assets with major financial institutions, such as ING Barings, Blackacre Capital, Lennar and CS First Boston. Insignia typically takes an equity position of 10% to 30% in these properties and contracts to provide management and leasing services on a long-term basis.

     Collectively, Insignia's co-investment activities have boosted its management portfolio by approximately 10,300 residential units and 5.7 million sq. ft. of commercial space. The gross fees to Insignia expected to be generated from these properties in 1998 are in excess of $8 million.

     "Fresh Meadows is a landmark asset and we are pleased to add it to our ownership portfolio," said Jeffrey Goldberg, Insignia's Managing Director of Investment Banking. "We believe that, together with The Witkoff Group, we can add significant value to this asset and help it to attain an even greater level of success in the New York marketplace."

     Insignia Financial Group, Inc. is a leading fully-integrated real estate services company based in Greenville, South Carolina. Insignia is the largest manager of multifamily residential properties in the United States and one of the largest commercial property managers. Insignia commenced operations in December 1990 and has since grown to provide services for approximately 2,600 properties, including over 290,000 residential units and 160 million sq. ft. of commercial space located in over 500 cities in 48 states and one foreign country.

     Certain items discussed in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 (the "Reform Act") and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.